Exhibit 10.3

SMART BALANCE, INC.
SECOND AMENDED AND RESTATED STOCK AND AWARDS PLAN
RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT

To:  «Name» (“you”)

Smart Balance, Inc. (the “Company”) is pleased to confirm that you have been granted an Award consisting of restricted stock units (the "Restricted Stock Units"), effective January 3, 2012 (the “Grant Date”). Your Restricted Stock Units are subject to the terms of this Restricted Stock Unit Grant Notice and Agreement (the “Agreement”) and the Second Amended and Restated Smart Balance, Inc. Stock and Awards Plan, as amended (the “Plan”), which is incorporated into this Agreement by reference.  Initially capitalized terms used in this Agreement and defined in the Plan shall have the meanings given to such terms in the Plan.  Copies of the Plan are available from the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the "Board").

1.           Restricted Stock Units Grant.

The Company hereby grants you 200,000 Restricted Stock Units, subject to certain risks of forfeiture and other terms and conditions as set forth in this Agreement.  The Restricted Stock Units will remain forfeitable at all times prior to the applicable Vesting Dates described in Sections 3, 4 and 6.

2.           Timing and Form of Payout of Restricted Stock Units.

Upon the vesting of any of the Restricted Stock Units subject to the Award (as described below), one share of the Company's common stock ("Common Stock") shall be issuable to you for each Restricted Stock Unit which has vested.  On the first business day or as soon as practicable following the Vesting Date, the Company will transfer to you the appropriate number of shares of Common Stock, subject to Section 5.

3.           Vesting.

The Restricted Stock Units will vest over time in accordance with the following schedule, provided you are employed with the Company or any of its Subsidiaries (collectively, the “Smart Balance Companies”) on the applicable dates listed below (each, a "Vesting Date"):

Scheduled Vesting Date	Vested Percentage of Restricted Stock Units
December 31, 2013	50%
December 31, 2015	100%

In the event any Restricted Stock Units shall vest in accordance with Sections 4 or 6 below, such date of vesting shall be considered a Vesting Date.

Except as otherwise provided in Section 6, if your employment with the Smart Balance Companies terminates, you will forfeit your then-outstanding unvested Restricted Stock Units on the date of your termination.

4.           Change of Control.

In the event that a Change of Control occurs with respect to the Company, all remaining Restricted Stock Units shall vest, and shares of Common Stock shall be issued to you, as applicable, in settlement of such vested Restricted Stock Units in accordance with Section 2, effective immediately upon such Change of Control.

5.           Withholding.

Upon any Vesting Date, the Company shall reduce the number of shares of Common Stock you would have otherwise received with respect to the vesting of any Restricted Stock Units by an amount equal to the aggregate federal, state and local income and employment taxes that the Company is required to withhold and deposit on behalf of you with respect to such Restricted Stock Units ("Tax Obligation"). Alternatively, you may pay the Tax Obligation as of the applicable Vesting Date:

(a)           in cash;

(b)           by surrendering to the Company previously acquired shares of Common Stock having a Fair Market Value as of the Vesting Date equal to the Tax Obligation; or

(c)           to the extent permitted by applicable law, by delivery of irrevocable instructions to a broker to (1) promptly deliver to the Company the amount of sale proceeds from the shares of Common Stock subject to the Restricted Stock Units being settled or other proceeds to pay the Tax Obligation, and (2) deliver to you the balance of such proceeds in the form of cash or shares of Common Stock.

If you pay your Tax Obligation by surrender of shares of Common Stock, you must also submit proof acceptable to the Company substantiating your ownership of those shares.  The value of previously acquired shares of Common Stock used to pay your Tax Obligation shall be equal to the aggregate Fair Market Value of such previously acquired shares of Common Stock on the Vesting Date.

6.           Impact of Termination of Employment on Restricted Stock Units.

Except as otherwise expressly provided in this Section 6 or otherwise agreed to by the Committee, if your employment with the Smart Balance Companies terminates, you will forfeit your then-outstanding unvested Restricted Stock Units on the date of your termination.  The Committee, in its sole discretion, shall be authorized to determine the nature of any termination of employment and your rights under this Section 6 as a result of such termination and such determination shall be binding for all purposes under this Section 6.

(a)           Death or Disability.  If you die or if the Company elects to terminate your employment with the Smart Balance Companies due to your Disability, all your remaining Restricted Stock Units shall vest and shares of Common Stock shall be issued to you or your estate, as applicable, in settlement of such vested Restricted Stock Units in accordance with Section 2, effective immediately upon your death or termination due to Disability.

Your employment will be considered to have been terminated due to your Disability if the Board determines, in its sole discretion, that at the time your employment terminates you were unable to perform any material portion of your assigned duties and responsibilities, with or without accommodation, due to a mental or physical condition that is expected to last indefinitely.  In making this determination, the Committee may rely upon such information as it deems necessary or appropriate.

(b)           Involuntary Termination. If your employment with the Smart Balance Companies is terminated by the Company other than for Cause, or you terminate employment with the Smart Balance Companies for Good Reason, all your remaining Restricted Stock Units shall vest and shares of Common Stock shall be issued to you in settlement of such vested Restricted Stock Units in accordance with Section 2, effective immediately upon your termination.

For purposes of this Agreement, Cause means any of the following as determined by the Board, in its sole discretion, with respect to you: (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Company Entity, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

For purposes of this Agreement, “Good Reason” means any one or more of the following conditions, but only if (x) such condition was not consented to by you in advance or subsequently ratified by you in writing, (y) such condition remains in effect thirty (30) days after you give written notice to the Board of your intention to terminate your employment for Good Reason, which notice specifically identifies such condition, and (z) you give the notice referred to in (y) above within ninety (90) days of the initial existence of such condition: (a) any material diminution of your authority, duties or responsibilities; (b) any material diminution in the authority, duties, or responsibilities of the officer to whom you are required to report, including the requirement that you report to a corporate officer or employee rather than reporting to the Board of Directors of the Company; (c) a material diminution of your base compensation; (d) a material diminution in the budget over which you retain authority; (e) a material change in the geographic location at which you must perform your duties and responsibilities; or (f) any other action or inaction by the Smart Balance Companies that constitutes a material breach of any agreement pursuant to which you provide services to the Company or a Company Entity.

(c)           Termination for Any Other Reason. If your employment with the Smart Balance Companies is terminated for Cause or if you voluntarily terminate your employment with the Smart Balance Companies, your then-outstanding unvested Restricted Stock Units will terminate and be forfeited as of the date of employment terminates.

7.           Adjustments In Capitalization.

In the event of any dividend or other distribution (in whatever form), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar transaction or event that affects the Common Stock, the Committee shall adjust the terms of the Restricted Stock Units, to the extent necessary, in its sole discretion, in order to prevent dilution or enlargement of the benefits or potential benefits of the Restricted Stock Units.

8.           Rights as a Stockholder.

A Restricted Stock Unit is not a share of Common Stock, and thus, you will have no rights as a stockholder with respect to the Restricted Stock Units.

9.           Public Offer Waiver.

By executing this Agreement, you acknowledge and confirm your understanding that your rights under the Plan arise strictly from your status as an employee of the Smart Balance Companies and that the Company’s grant of the Restricted Stock Units to you is not an offer of securities made to the general public.

10.         Conformity with the Plan.

These Restricted Stock Units are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By accepting your Restricted Stock Units, you agree to be bound by the terms and conditions of this Agreement, the Plan, and any and all conditions established by the Company in connection with Restricted Stock Units issued under the Plan. You also understand that this Agreement does not give you any legal or equitable right (other than those rights constituting the Agreement itself) against the Smart Balance Companies directly or indirectly, or give rise to any cause of action at law or in equity against the Smart Balance Companies.

11.         Interpretations.

Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of terms of this Agreement or the Plan will be determined and resolved by the Committee or its authorized delegate.  The Committee’s determination or resolution will be final, binding and conclusive for all purposes.

12.         No Rights to Continued Employment or Future Awards.

You hereby acknowledge and understand that these Restricted Stock Units shall not form part of any contract of employment between you and any of the Smart Balance Companies.  Nothing in the Agreement or the Plan confers on you any right to continue in the employ of the Smart Balance Companies or in any way affects the Smart Balance Companies’ right to terminate your employment without prior notice at any time or for any reason.  You further acknowledge that the Restricted Stock Units are being granted to you in consideration of your performance of future services for the Smart Balance Companies and are not under any circumstances to be considered compensation for services you performed for the Smart Balance Companies in the past.

You acknowledge and agree that the granting of your Restricted Stock Units is at the discretion of the Committee and that acceptance of your Restricted Stock Units is no guarantee that future Restricted Stock Units will be granted under the Plan.  Notwithstanding anything in this Agreement or the Plan to the contrary, the Company may amend this Agreement or the Plan, including but not limited to modifications to any of the rights granted to you under this Agreement, without your consent, at such time and in such manner as the  Company may consider necessary or desirable, to reflect changes in law.  You also understand that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

13.         Consent to Transfer Personal Data.

You hereby acknowledge and consent to the collection, use, processing and transfer of your personal data as described in this Section 13.  You are not obliged to consent to such collection, use, processing and transfer of personal data.  However, failure to provide your consent may affect your ability to participate in the Plan.  As part of your employment with the Smart Balance Companies, the Company may maintain certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport / visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, and details of all Restricted Stock Units or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor (the “Data”).  The Company maintains the Data for the purpose of managing and administering the Plan.  The Smart Balance Companies may transfer Data amongst themselves as needed to implement, administer and manage your participation in the Plan, and the Company may also transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan.  These third parties may be located throughout the world, including within the United States.  By voluntarily acknowledging receipt of the Restricted Stock Units, you are authorizing these third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any transfer of the Data that may be required to administer the Plan and/or  to permit a broker, or other third party you have chosen, to hold any shares of Common Stock you may acquire pursuant to the Plan.  You may, at any time, review the Data, require any necessary amendments to it or withdraw your consent to its collection by contacting the Company in writing; however, withdrawing your consent may affect your ability to participate in the Plan.

14.         Legal Fees.  The Company shall pay directly or reimburse you for all reasonable legal fees and expenses incurred by you in disputing in good faith any issue under this Agreement relating to the termination of your employment, in seeking in good faith to obtain or enforce any benefit or right under this Agreement or in any tax audit or proceeding to the extent related to issues regarding the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code").  Such payments or reimbursements shall be made within five (5) business days after receipt by the Company of your written request for payment or reimbursement accompanied by such evidence of the amount of fees and expenses incurred as the Company may reasonably request.  For purposes of this Section 14, any dispute by you shall be presumed to be in good faith unless the Company establishes by clear and convincing evidence that the dispute was not in good faith.

15.         Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” All reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you. Notwithstanding any other section of this Agreement, if you are a "Specified Employee" at the time of your Separation from Service, payments or distribution of property to you provided under this Agreement, to the extent considered amounts deferred under a non-qualified deferred compensation plan (as defined in Section 409A) shall be deferred until the six month anniversary of such Separation from Service and all such amounts that would have been paid during such period but for the deferral shall be paid immediately upon the six month anniversary of such Separation from Service to the extent required in order to comply with Section 409A and Treas. Reg. Section 1.409A-3(i)(2).

16.         Miscellaneous.

(a)           Modification.  The Committee (or its authorized delegate) shall make all determinations regarding the number of Restricted Stock Units granted to you and the conditions set forth in this Agreement.  The Committee shall maintain a copy of your Agreement in its records.  The Committee may amend or modify this Agreement in any manner, provided that the Committee would have had the authority to do so under the Plan.  However, no amendment or modification of this Agreement shall impair your rights under this Agreement without your express consent.  Any such amendment, modification or supplementation of this Agreement must be in writing and signed by both you and a representative of the Company.

(b)           Governing Law.  This Agreement and the Plan shall be construed in accordance with the laws of the State of Delaware, without reference to any conflict of law principals.

(c)           Successors and Assigns.  Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of you and the Company, whether so expressed or not.

(d)           Waiver.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

(e)           Severability.  Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(f)            Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Unit Grant Notice and Agreement effective as of the day and year first above written.

COMPANY:

SMART BALANCE, INC.

By:
Stephen B. Hughes, Chairman

GRANTEE:

«Name»